WAKEFIELD ALTERNATIVE SERIES TRUST

CLASS A PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Adopted as amended June 19, 2014)

WHEREAS, Wakefield Alternative Series Trust, a Delaware statutory trust (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the “Shares”), which may be divided into one or more series of Shares (“Series”); and

WHEREAS, the Trust currently offers the Wakefield Managed Futures Strategy Fund (the “Fund”) as a Series and may offer other series from time to time (each a “Fund” and collectively “Funds”); and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the “Independent Trustees”), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit each Fund listed on Exhibit A and its shareholders, have approved this Plan, by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto.

NOW THEREFORE, the Trust hereby adopts this Plan for the Class A shares of each Fund, in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

1. Distribution Activities. Subject to the supervision of the Trustees of the Trust, each Fund may, directly or indirectly, engage in any activities related to the distribution of Class A shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class A shares, or that may be advising shareholders of the Fund regarding the purchase, sale or retention of Class A shares or that hold Class A shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (b) payments made to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that render shareholder support services not otherwise provided by the Trust’s transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request; (c) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class A shares; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature; (g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class A shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2. Annual Fee. Each Fund will pay the Fund’s distributor (the “Distributor”) an annual fee for the Distributor’s services in connection with the sales and promotion of the Fund, including its expenses in connection therewith (collectively, “Distribution Expenses”). The annual fee paid by each Fund to the Distributor under this Plan will be calculated daily and paid monthly by the Fund on the first day of each month at an annual rate not to exceed 0.25% of the average daily net assets of the Class A shares of the Fund. Payments received by the Distributor pursuant to this Plan may also compensate the Distributor for its services under the Distribution Agreement.

3. Term and Termination.

(a) This Plan shall become effective with respect to each Fund upon approval by majority votes of: (i) the Trust’s Board of Trustees; and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan; and (iii) the initial issuance of Class A shares to the public; and, if after the commencement of investment operations of a Fund’s Class A shares, (iv) upon approval by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A shares of the Fund.

(b) This Plan shall remain in effect with respect to each Fund for the period of one year from the date determined pursuant to paragraph 3(a) above and may be continued thereafter if this Plan is approved at least annually by a majority of the Trust’s Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Plan.

(c) This Plan may be terminated respect to a Fund at any time by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Class A shares of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

4. Amendments. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 3(b) hereof. In addition, this Plan may not be amended to increase the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority (as defined in the 1940 Act) of the outstanding voting securities of the Class A shares of a Fund.

Wakefield Managed Futures Strategy Fund

Class A 12b-1 Plan

5. Selection and Nomination of Trustees. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

6. Quarterly Reports. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7. Recordkeeping. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

8. Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware and notice is given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of each Fund under this instrument are not binding upon the Trustees, the shareholders of the Trust individually, or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the respective Fund.

Exhibit A

The Class A Plan of Distribution has been adopted with respect to the following Funds

Fund	Board Approved	Effective
Wakefield Managed Futures Strategy Fund	11-15-11	9-10-12
Clinton Long Short Equity Fund	6-19-14	To be determined.

Wakefield Managed Futures Strategy Fund

Class A 12b-1 Plan